UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2016

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380,

San Ramon, CA 94583

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

O	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

O	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

O	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

O	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 8, 2016, Galena Biopharma, Inc. (the “Company”) amended (“Amendment”) the November 2014 Purchase Agreement with Lincoln Park Capital, LLC to increase the number of shares of our common stock that we can direct LPC to purchase from time to time, at its sole discretion and subject to certain conditions from 400,000 to 500,000 shares, which number of shares may increase up to 750,000 provided that the closing stock price of our common stock is not below $0.40 on the purchase date, and further may be increased to up to 1,000,000 shares, provided that the closing stock price of our common stock is not below $0.75 on the purchase date; provided, however, that the LPC’s committed obligation under any single regular purchase shall not exceed $2,000,000. In addition, we have removed the “floor price” at which the purchase price of shares of our common stock may be sold to LPC on any given day. The Company continues to control the timing and amount of any sales of our common stock to LPC. In addition, the Company may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below $0.50 on the purchase date. Last, LPC will not purchase an aggregate number of shares that would result in the beneficial ownership by LPC and its affiliates of more than 4.99% of the then issued and outstanding shares of our common stock. All other terms of the purchase agreement remain the same.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, and the November 2014 Purchase Agreement, which was filed as an exhibit to the current report on Form 8-K dated November 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: August 12, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz, Ph.D.
President and Chief Executive Officer